FORM OF LEGAL OPINION AND CONSENT OF COUNSEL ON TAX MATTERS

[LAW FIRM LETTERHEAD]

January 29, 2014

[Calvert VP Small Cap Growth Portfolio]

[Calvert VP SRI Equity Portfolio]

[Calvert VP Income Portfolio]

Calvert Variable Series, Inc.

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

[Calvert VP Russell 2000 Small Cap Index Portfolio]

[Calvert VP S&P 500 Index Portfolio]

[Calvert VP Investment Grade Bond Index Portfolio]

Calvert Variable Products, Inc.

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Re:       Reorganization of [Calvert VP Small Cap Growth Portfolio][Calvert VP SRI Equity Portfolio][Calvert VP Income Portfolio], a series of Calvert Variable Series, Inc., into [Calvert VP Russell 2000 Small Cap Index Portfolio][Calvert VP S&P 500 Index Portfolio][Calvert VP Investment Grade Bond Index Portfolio], a series of Calvert Variable Products, Inc.

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

            [Calvert VP Small Cap Growth Portfolio][Calvert VP SRI Equity Portfolio]

[Calvert VP Income Portfolio] (“Target Fund”) is a series of Calvert Variable Series, Inc., a Maryland corporation.

[Calvert VP Russell 2000 Small Cap Index Portfolio][Calvert VP S&P 500 Index Portfolio][Calvert VP Investment Grade Bond Index Portfolio] (“Acquiring Fund”) is a series of Calvert Variable Products, Inc., also a Maryland corporation.

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value.  Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between Calvert Variable Products, Inc. with respect to Acquiring Fund and Calvert Variable Series, Inc. with respect to Target Fund (the “Reorganization Agreement”) dated as of January 29, 2014, which is enclosed as Exhibit A in proxy materials to be dated on or about January 29, 2014 and to be submitted to the Securities and Exchange Commission on or about January 29, 2014, which describes the proposed transaction, and on the information provided in such proxy materials. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity.  As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business.  The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund.  The Acquiring Fund in this transaction has represented that it will not use any of the assets of the Target Fund in the business of the Acquiring Fund, since the Acquiring Fund does not hold and will not hold tax-exempt securities.  Therefore, continuity of business enterprise may be present only if the Acquiring Fund continues the historic business of the Target Fund.

There is very little official guidance as to the meaning of continuation of the historic business.  In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments.  The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing.  In the current situation, Acquiring Fund has historically invested in short-term debt issued by corporations, but not to any material extent in corporate stocks, and the fund holding tax-exempt securities is the acquiring fund in the Revenue Ruling and the acquired fund in the Reorganization.  Therefore the Revenue Ruling is not squarely on point.  However, the fact that Acquiring Fund will not use any of the historic assets of Target Fund in Acquiring Fund’s business, and has never held tax-exempt obligations, is strong evidence that Acquiring Fund and Target Fund are not in the same business.  Therefore we conclude that the Reorganization will be a taxable event.  However, because of the lack of definitive guidance, our opinions cannot be entirely free from doubt.

Opinions

Based on and subject to the foregoing, and on our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not entirely free from doubt for the reason above stated:

1.         The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund will be a taxable sale of all of the assets of Target Fund for their fair market value.

2.         No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares.

3.         Gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares.

4.         Gain or loss will be recognized by the shareholders of Target Fund upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

5.         The aggregate tax basis of the Acquiring Fund shares received by each shareholder of Target Fund pursuant to the Reorganization will be the fair market value of such Acquiring Fund shares, and the holding period of the Acquiring Fund shares received by each shareholder of Target Fund will begin on the date of the Reorganization.

6.         The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the fair market value of those assets on the date of the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will begin on the date of the Reorganization.

7.         Acquiring Fund will not succeed to and take into account the capital loss carryovers of Target Fund described in section 381(c) of the Code.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it.  No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect.  This opinion letter is delivered to you in satisfaction of the requirements of Sections 8(d) and 9(d) of the Reorganization Agreement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,